Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 4 AND REFINANCING AMENDMENT

Dated as of July 26, 2017

to

CREDIT AGREEMENT

Dated as of February 13, 2014

THIS AMENDMENT NO. 4 AND REFINANCING AMENDMENT (this “Amendment”) is made as of July 26, 2017 by and among YRC Worldwide Inc. (the “Borrower”), the other Guarantors party to the Credit Agreement, the financial institutions listed on the signature pages hereof and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent, under that certain Credit Agreement dated as of February 13, 2014, by and among the Borrower, the Guarantors party thereto from time to time, the Lenders, Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent and collateral agent (as amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; the Credit Agreement as amended hereby, the “Amended Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Borrower desires to effectuate a refinancing of the Initial Term Loans in accordance with Section 2.18 of the Credit Agreement by incurring Other Term Loans pursuant to Article I hereof (the “Refinancing”), which Other Term Loans will be established as a new Class designated as the Tranche B-1 Term Loans (as defined herein) pursuant to amendments authorized by Section 2.18 of the Credit Agreement with terms as set forth in the Amended Credit Agreement, with the proceeds of such Tranche B-1 Term Loans, together with cash on hand of the Borrower, being used to refinance all of the Initial Term Loans;

WHEREAS, the Borrower has requested certain other amendments to the Credit Agreement, which shall become effective immediately following consummation of the Refinancing;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Guarantors party hereto, the Tranche B-1 Term Lenders (as defined herein), the Administrative Agent and the Required Lenders (immediately after giving effect to the Refinancing) party hereto have agreed to enter into this Amendment.

ARTICLE I. Tranche B-1 Term Loans.

(a) Each Person set forth on Schedule I hereto under the caption “Tranche B-1 Term Lender” (each, a “Tranche B-1 Term Lender”) agrees, severally and not jointly, to make, on the Fourth Amendment Effective Date (as defined herein), Other Term Loans (the “Tranche B-1 Term Loans”) to the Borrower in a principal amount not to exceed the amount set forth opposite to such Tranche B-1 Term Lender’s name on Schedule I hereto (the “Tranche B-1 Term Loan Commitments”). Amounts repaid or prepaid in respect of the Tranche B-1 Term Loans may not be reborrowed.

(b) The Tranche B-1 Term Loan Commitments of each Tranche B-1 Term Lender shall automatically terminate upon the making of the Tranche B-1 Term Loans by such Tranche B-1 Term Lender on the Fourth Amendment Effective Date.

(c) The Tranche B-1 Term Loans shall have the terms set forth in the Amended Credit Agreement. Unless the context shall otherwise require, (i) the Tranche B-1 Term Loans shall constitute “Other Term Loans”, “Term Loans” and “Loans” and (ii) the Tranche B-1 Term Lenders shall constitute “Term Lenders”, “Additional Lenders” and “Lenders”, in each case for all purposes of the Amended Credit Agreement.

(d) The proceeds of the Tranche B-1 Term Loans are to be used solely to prepay in full the Initial Term Loans and to pay fees and expenses incurred in connection with the transactions contemplated hereby.

ARTICLE II. Refinancing Amendments. Effective as of the date of satisfaction or waiver of the conditions precedent set forth in Article IV below, the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical sequence:

““Early Maturity Date” has the meaning assigned to such term in the definition of “Maturity Date”.”

““Fourth Amendment” means that certain Amendment No. 4 and Refinancing Amendment to this Agreement, dated as of July 26, 2017, among the Borrower, the Guarantors, the Administrative Agent, and the financial institutions listed on the signature pages thereto.”

““Fourth Amendment Effective Date” shall have the meaning assigned to such term in Article IV of the Fourth Amendment.”

““Single-Employer Plans” shall mean the Roadway LLC Pension Plan, the Yellow Corporation Pension Plan and the YRC Retiree Pension Plan or any other Plans sponsored or maintained by the Borrower or any Restricted Subsidiary.”

““Tranche B-1 Term Loans” means the Other Term Loans incurred pursuant to the Fourth Amendment.”

(b) The definition of “Applicable ECF Percentage” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Applicable ECF Percentage” shall mean, for any Excess Cash Flow Period, (a) 75% if the Total Leverage Ratio as of the last day of such Excess Cash Flow Period is greater than 3.25:1.00, (b) 50% if the Total Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 3.25:1.00 and greater than 3.00:1.00, (c) 25% if the Total Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 3.00:1.00 but is greater than 2.50:1.00, and (d) 0% if the Total Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 2.50:1.00.”

(c) The definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Applicable Margin” commencing on the Fourth Amendment Effective Date, shall mean, with respect to (a) any Eurodollar Tranche B-1 Term Loan and (b) any ABR Tranche B-1 Term Loan, the percentages per annum set forth in the table below, based upon the Total Leverage Ratio (on a Pro Forma Basis) as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a).

Pricing Level	Total Leverage Ratio	ABR Tranche B-1 Term Loans	Eurodollar Tranche B-1 Term Loans
I	> 2.00 to 1.00	7.50%	8.50%
II	≤ 2.00 to 1.00	5.50%	6.50%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a).

In addition, at any time an Event of Default exists as a result of the Borrower failing to deliver the applicable Compliance Certificate, at the option of the Lenders having more than 50% of the sum of the outstanding Tranche B-1 Term Loans, the Total Leverage Ratio shall be deemed to be in Pricing Level I for the purposes of determining the Applicable Margin (but only for so long as such failure continues, after which such ratio and Pricing Level shall be determined based on the then existing Total Leverage Ratio).”

In the event that any financial statement or compliance certificate delivered pursuant to Sections 6.01 or 6.02 is inaccurate (and this Agreement remains in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly upon obtaining knowledge of such inaccuracy deliver to the Administrative Agent a corrected financial statement and a corrected compliance certificate for such Applicable Period, (ii) the Applicable Margin shall be determined based on the corrected financial statement and corrected compliance certificate for such Applicable Period and (iii) the Borrower shall promptly pay to the Administrative Agent (for the account of the Lenders during the Applicable Period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.07 hereof. No Default or Event of Default shall arise or exist as a result of the initial non-payment of such amounts so long as the Borrower complies with this paragraph.”

(d) The definition of “Class” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Class” commencing on the Fourth Amendment Effective Date, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Tranche B-1 Term Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans, (b) any Commitment, refers to whether such Commitment is a Term Loan Commitment, Other Term Loan Commitment (and, in the case of an Other Term Loan Commitment, the Class of Term Loans to which such commitment relates), or a commitment in respect of Term Loans to be made pursuant to an Incremental Amendment or an Extension Offer and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Loan Commitments, Other Term Loans, Incremental Term Loans and Extended Term Loans that have different terms and conditions, and each tranche of Extended Term Loans, shall be construed to be in different Classes.”

(e) The definition of “Facility” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Facility” shall mean the Initial Term Loans, the Tranche B-1 Term Loans, the Extended Term Loans, the Incremental Term Loans or the Other Term Loans, as the context may require.”

(f) The definition of “Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Maturity Date” shall mean, (i) with respect to the Tranche B-1 Term Loans, July 26, 2022; provided, that, if the final maturity date of the Specified Pension Fund Obligations is not extended (including pursuant to any Permitted Refinancing (disregarding clauses (b) and (c) of the definition of such term) thereof) to October 26, 2022 or later on or prior to November 1, 2019 (such date, the “Early Maturity Date”), then the Maturity Date with respect to the Tranche B-1 Term Loans shall be the Early Maturity Date, (ii) with respect to any tranche of Extended Term Loans, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders, (iii) with respect to any Other Term Loans, the final maturity date as specified in the applicable Refinancing Amendment and (iv) with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Amendment; provided that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.”

(g) The definition of “Other Term Loans” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment entered into after the Closing Date, and shall, for the avoidance of doubt, include the Tranche B-1 Term Loans.”

(h) The definition of “Term Loans” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Term Loans” shall mean the Initial Term Loans, Tranche B-1 Term Loans, Extended Term Loans, Incremental Term Loans and Other Term Loans.”

(i) The definition of “Term Loan Commitment” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Acceptance, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension. The initial amount of each Lender’s Term Loan Commitment as of the Fourth Amendment Effective Date is set forth on Schedule I to the Fourth Amendment or, otherwise, in the Assignment and Acceptance, Incremental Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Term Loan Commitment, as the case may be. The initial aggregate amount of the Term Loan Commitments as of the Fourth Amendment Effective Date is $600,000,000.”

(j) Section 2.11(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of December 2017, an amount equal to 0.75% of the aggregate principal amount of the Tranche B-1 Term Loans outstanding on the Fourth Amendment Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.12 and 2.13 or, if applicable, Section 10.04(k)(vii)) and (ii) on the Maturity Date for such Tranche B-1 Term Loans, the aggregate principal amount of such Tranche B-1 Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. Upon the conversion of Tranche B-1 Term Loans to Extended Term Loans or the refinancing of Tranche B-1 Term Loans with Credit Agreement Refinancing Indebtedness, all amortization payments shall be reduced ratably by the aggregate principal amount of the Tranche B-1 Term Loans so converted, refinanced or replaced. The Borrower shall repay Incremental Term Loans, Extended Term Loans and Other Term Loans in such amounts and on such date or dates as shall be specified therefor in the applicable Incremental Amendment, Extension Offer, Refinancing Amendment or other governing documentation.”

ARTICLE III. Credit Agreement Amendments. Effective as of the date of satisfaction or waiver of the conditions precedent set forth in Article IV below and consummation of the Refinancing, the Credit Agreement is hereby amended as follows:

(a) The cover page of the Credit Agreement is hereby amended by adding the following new legend:

“BEGINNING NO LATER THAN 10 DAYS AFTER THE FOURTH AMENDMENT EFFECTIVE DATE, IF APPLICABLE, A LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE TRANCHE B-1 TERM LOANS BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 10.01.”

(b) Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical sequence:

““Make-Whole Premium” shall mean, with respect to any Tranche B-1 Term Loans at any date of voluntary prepayment or mandatory assignment thereof from a Non-Consenting Lender prior to the first anniversary of the Fourth Amendment Effective Date, the excess of (A) the present value at such date of (i) the price at which such Term Loans may be prepaid on the first anniversary of the Fourth Amendment Effective Date (based on a premium equal to 1.00% of the principal amount to be prepaid) plus (ii) all required remaining scheduled interest payments with respect to such Term Loans through the first anniversary of the Fourth Amendment Effective Date (assuming that the interest rate in effect for the Tranche B-1 Term Loans on the date of prepayment or assignment would apply throughout such period), computed using a discount rate equal to the Treasury Rate as of such prepayment or assignment date plus 50 basis points, over (B) the principal amount of the Tranche B-1 Term Loans prepaid or assigned.”

““Net Equity Proceeds” shall mean 50% of the cash proceeds from the issuance or sale by the Borrower (or contributions in respect) of any Equity Interests issued after the Fourth Amendment Effective Date, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale, provided, that, if the amount of any estimated taxes exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid.”

““Treasury Rate” shall mean, with respect to any date of determination, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the first anniversary of the Fourth Amendment Effective Date; provided, however, that if the period from such date to the first anniversary of the Fourth Amendment Effective Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.”

(c) The definition of “Excluded Real Property” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Excluded Real Property” shall mean (a) any Real Property having an appraised value of less than $450,000 (as of December 31, 2013 or, with respect to any such Real Property acquired after (or held by a Person that becomes a Loan Party after) December 31, 2013 as described in Section 6.11 or 6.13, as applicable, at the time of acquisition (or at the time such Person becomes a Loan Party)), in each case, as reasonably estimated by the Borrower in good faith, provided that the aggregate value of Real Property excluded pursuant to this clause (a) shall not exceed $4,500,000 and (b) any Real Property for so long as such Real Property secures the obligations of the Borrower under the Contribution Deferral Agreement on a first lien basis on the Closing Date and is listed on Schedule 1.01(a); and provided further, that in the case of each of clauses (a) and (b), the Borrower (or its counsel) shall designate any such property as an “Excluded Real Property” by written notice (which may include email or other electronic communication receipt of which is confirmed) to the Administrative Agent (or its counsel) on or prior to the Closing Date or, in the case of clause (a), from time to time thereafter.”

(d) Subclause (a) of the definition of “Net Proceeds” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“100% of the cash proceeds actually received by the Borrower or any wholly owned Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation and similar awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations that are secured by the applicable asset or property (including without limitation principal amount, premium or penalty, if any, interest, fees and expenses and other amounts) (other than pursuant to the Loan Documents, the ABL Facility Documentation (other than in respect of ABL Priority Collateral) or any Permitted Secured Additional Debt), other expenses and brokerage, consultant and other fees actually incurred in connection therewith, (ii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (ii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iii) taxes paid or reasonably estimated to be payable as a result thereof (provided, that if the amount of any such estimated taxes exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Casualty Event, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid), (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (iii) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction) and (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided, that if no Event of Default exists such proceeds, other than any such proceeds realized from any Disposition of fee owned Real Property or Sale and Leaseback Transaction (in each case, consummated on or after the Fourth Amendment Effective Date), may be applied by the Borrower or any Restricted Subsidiary to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition permitted hereunder of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired), in each case within 270 days of such receipt, and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 270 days of such receipt, so used or contractually committed with a third party to be so used (it being understood that if any portion of such proceeds are not so used within such 270 day period but within such 270 day period are contractually committed with a third party to be used, then upon the termination of such contract or if such Net Proceeds are not so used within the later of such 270 day period and 180 days from the entry into such contractual commitment, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being understood that such proceeds shall constitute Net Proceeds if there is a Specified Default at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment with a third party entered into at a time when no Specified Default was continuing); provided, further, that, other than with respect to proceeds realized from Dispositions of fee owned Real Property or Sale and Leaseback Transactions (in each case, consummated on or after the Fourth Amendment Effective Date), no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless the aggregate net proceeds exceeds $7,500,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)),”

(e) Section 2.12(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“In the event that, (i) the Borrower voluntarily prepays any Tranche B-1 Term Loans (other than with Net Equity Proceeds) or (ii) a Term Lender is deemed a Non-Consenting Lender and must assign its Tranche B-1 Term Loans pursuant to Section 3.06(a), then in each case, the Borrower shall pay to the Administrative Agent on the date of such voluntary prepayment or assignment, for the ratable account of each applicable Term Lender a prepayment premium equal (x) to the Make-Whole Premium with respect to the principal amount of the Term Loans being voluntarily prepaid or assigned if such prepayment or assignment occurs prior to the first anniversary of the Fourth Amendment Effective Date and (y) 1% of the aggregate amount of the applicable Tranche B-1 Term Loans being voluntarily prepaid or assigned if such prepayment or assignment occurs on or after the first but prior to the second anniversary of the Fourth Amendment Effective Date. For the avoidance of doubt, no prepayment premium shall be payable on or following the second anniversary of the Fourth Amendment Effective Date.”

(f) Section 2.13(a)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Within five (5) Business Days after the earlier of (x) 90 days after the end of each Excess Cash Flow Period and (y) the date on which financial statements have been delivered pursuant to Section 6.01(a) (commencing with the Excess Cash Flow Period ended December 31, 2014) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be prepaid an aggregate amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered or required to have been covered by such financial statements minus (B) the sum of (1), except for the prepayment referred to in clause (c) of Article IV of the Fourth Amendment, all voluntary prepayments of principal of Term Loans that are Initial Term Loans or are pari passu with the Initial Term Loans and Other Applicable Indebtedness during such Excess Cash Flow Period (including the amount of cash used to make all debt buybacks and repurchases pursuant to Section 10.04(k)) and (2) all voluntary prepayments of loans under the ABL Facility during such fiscal year to the extent accompanied by a corresponding permanent reduction in the commitments under the ABL Facility and, in the case of each of the immediately preceding clauses (1) and (2), to the extent such prepayments are funded with Internally Generated Cash; provided that, the amount of prepayment required under this Section 2.13(a)(i) shall be reduced to the extent (but only to the extent) that (x) after giving effect to such prepayment, the sum of (a) the maximum aggregate amount available to be drawn under the ABL Credit Agreement that would not result in a Financial Covenant Trigger Period under the ABL Facility (or any similar term under any replacement ABL Facility) plus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries (other than any cash or Cash Equivalents appearing on the consolidated balance sheet of the Borrower as “restricted” (or with a like designation)) would be less than $200,000,000 and (y) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying as to the foregoing. Notwithstanding anything to the contrary contained herein, the Borrower shall not be obligated to make any such prepayments described in this Section 2.13(a)(i) (and no Default or Event of Default shall arise as a result of such nonpayment) to the extent such payment would otherwise constitute a violation or breach of the ABL Credit Agreement in respect of minimum liquidity requirements (as in effect on the date hereof in respect of such restriction, or as otherwise modified, supplemented or amended in a manner not adverse to the Lenders).”

(g) Section 2.13(a) of the Credit Agreement is hereby amended by the addition of the following subclause (iv):

“If the Borrower issues any Equity Interests after the Fourth Amendment Effective Date, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 50% of all Net Equity Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower of such Net Equity Proceeds; provided, that the Borrower shall only be required to apply up to $30,000,000 in the aggregate of Net Equity Proceeds pursuant to this Section 2.13(a)(iv).”

(h) Section 2.17(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make a copy of such notice available to each of the Lenders), request one or more additional tranches or additions to an existing tranche of term loans (the “Incremental Term Loans”) in an amount (when taken together with any Alternative Incremental Indebtedness issued or incurred prior to, or that will be issued or incurred concurrently with, the incurrence of the Incremental Term Loans) not to exceed $250,000,000, so long as the Senior Secured Leverage Ratio calculated on a Pro Forma Basis shall not be greater than 2.00 to 1.00 (calculated as if such Incremental Term Loans had been outstanding on such last day and as though any unsecured Alternative Incremental Indebtedness were secured Alternative Incremental Indebtedness), plus (z) the aggregate amount of all voluntary prepayments of Term Loans pursuant to Section 2.12(a) (the “Maximum Incremental Facility Amount”), provided that the Borrower shall have delivered a certificate of a Responsible Officer certifying that the Maximum Incremental Facility Amount has not been exceeded, together with reasonably detailed calculations with respect thereto (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and Compliance Certificate required to be delivered by Section 6.01(a) or 6.01(b) and Section 6.02(a), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period). Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the Maximum Incremental Facility Amount).”

(i) Section 7.01 of the Credit Agreement is hereby amended by the addition of the following clause (gg):

“Liens on any Real Property described in clause (b) of the definition of Excluded Real Property related to or arising on account of Indebtedness in respect of Specified Pension Fund Obligations permitted pursuant to Section 7.03(u).”

(j) Section 7.02(p) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“other Investments (including for Permitted Acquisitions) in an aggregate amount outstanding pursuant to this clause (p) at any time not to exceed (x) the greater of (i) $30,000,000 and (ii) 2% of Consolidated Total Assets at the time of such Investment plus, (y) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this subclause (y); provided, that with respect to any Investment made pursuant to this Section 7.02(p), (A) no Event of Default shall have occurred and be continuing or would result from the making of any such Investment and (B) with respect to Investments made in reliance on this subclause (y) (i) other than Investments made in Restricted Subsidiaries organized under the laws of Canada or Mexico or, in each case, any political subdivision thereof, on a Pro Forma Basis after giving effect thereto the Total Leverage Ratio is equal to or less than 2.00:1.00 or (ii) with respect to Investments in Restricted Subsidiaries organized under the laws of Canada or Mexico or, in each case, any political subdivision thereof, on a Pro Forma Basis after giving effect thereto the Total Leverage Ratio is equal to or less than 4.00:1.00.”

(k) Section 7.03(u) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i) Indebtedness in respect of the Specified Pension Fund Obligations and Guarantees thereof, to the extent existing on the Closing Date, in an aggregate principal amount at any time outstanding not to exceed the amount outstanding as of the Closing Date (and as adjusted from time to time pursuant to any audits), plus any interest paid in kind thereon and any accrued but unpaid interest thereon, and (ii) any Permitted Refinancing (disregarding clauses (b) and (c) of the definition of such term) thereof;”

(l) Section 7.06(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“the Borrower may make Restricted Payments in an aggregate amount not to exceed (x) the greater of (i) $30,000,000 and (ii) 2% of Consolidated Total Assets at the time of any such Restricted Payment, plus (y) the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this subclause (y); provided, that with respect to any Restricted Payment made pursuant to this Section 7.06(e), (A) no Event of Default has occurred and is continuing or would result therefrom and (B) on a Pro Forma Basis after giving effect thereto the Total Leverage Ratio is equal to or less than 2.00:1.00.”

(m) Section 7.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Financial Covenant. The Borrower shall not permit the Total Leverage Ratio as of the last day of any Test Period ending as of the end of each of its fiscal quarters, commencing with the fiscal quarter ending June 30, 2014, set forth below to exceed the applicable ratio set forth below:

Test Period Ending	Maximum Total Ratio
June 30, 2014	6.00 to 1.0
September 30, 2014	5.25 to 1.0
December 31, 2014	5.25 to 1.0
March 31, 2015	5.00 to 1.0
June 30, 2015	4.75 to 1.0
September 30, 2015	4.50 to 1.0
December 31, 2015	4.25 to 1.0
March 31, 2016	4.00 to 1.0
June 30, 2016	3.75 to 1.0
September 30, 2016	3.75 to 1.0
December 31, 2016	3.50 to 1.0
March 31, 2017	3.85 to 1.0
June 30, 2017	3.85 to 1.0
September 30, 2017	3.75 to 1.0
December 31, 2017	3.50 to 1.0
March 31, 2018	3.50 to 1.0
June 30, 2018	3.50 to 1.0
September 30, 2018	3.50 to 1.0
December 31, 2018	3.50 to 1.0
March 31, 2019	3.25 to 1.0

June 30, 2019	3.25 to 1.0
September 30, 2019	3.25 to 1.0
December 31, 2019	3.00 to 1.0
March 31, 2020	3.00 to 1.0
June 30, 2020	3.00 to 1.0
September 30, 2020	2.75 to 1.0
December 31, 2020	2.75 to 1.0
March 31, 2021	2.75 to 1.0
June 30, 2021 and thereafter	2.50 to 1.0”

(n) Section 7.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Capital Expenditures. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, make Capital Expenditures during any period set forth below in excess of the amount set forth below for such period:

Period	Amount
2014	$200,000,000
2015	$200,000,000
2016	$275,000,000
2017	$350,000,000
2018	$375,000,000
2019	$350,000,000
2020	$350,000,000
2021	$350,000,000
2022	$350,000,000”

(a) Subclause (a)(i) of Section 7.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“any Permitted Refinancing permitted in respect thereof (including any Permitted Refinancing set forth in Section 7.03(u) hereof),”

(b) Article 7 of the Credit Agreement is hereby amended by the addition of the following Section 7.14:

“Section 7.14. Prepayments, Etc. of Single-Employer Plans. The Borrower shall not, except to the extent required by ERISA or other applicable Law, make any early lump sum payment to satisfy any liability under any Single-Employer Plan, in each case, directly from the cash or Cash Equivalents of the Borrower or the Restricted Subsidiaries (including, for the avoidance of doubt, the proceeds of any borrowing under the ABL Facility).”

(c) Article 10 of the Credit Agreement is hereby amended by the addition of the following Section 10.24:

“Section 10.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Lender which is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

The following terms shall for purposes of this Section 10.24 have the meanings set forth below:

“Bail-In Action” shall mean, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” shall mean with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.”

ARTICLE IV. Conditions of Effectiveness. The effectiveness of this Amendment and the obligations of the Tranche B-1 Term Lenders to make the Tranche B-1 Term Loans hereunder are subject to the satisfaction (or waiver) of the following conditions precedent (the date on which such conditions precedent are satisfied or waived and the Tranche B-1 Term Loans are funded being referred to herein as the “Fourth Amendment Effective Date”):

(a) The Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrower, each Guarantor, the Administrative Agent, the Tranche B-1 Term Lenders and the Lenders constituting the Required Lenders (immediately after giving effect to the Refinancing).

(b) The Borrower shall have paid (i) all expenses of the Administrative Agent (including, without limitation, all previously invoiced, reasonable, out-of-pocket expenses of the Administrative Agent (including, to the extent invoiced, reasonable attorneys’ fees and expenses, in each case to the extent reimbursable under the terms of the Credit Agreement)) and (ii) all fees earned, due and payable to the Administrative Agent (or its Affiliates) on the Fourth Amendment Effective Date.

(c) The Borrower shall have made a voluntary prepayment in respect of the Initial Term Loans in an amount equal to $35,189,687.63.

(d) The Administrative Agent shall have received (i) a customary written legal opinion from Kirkland & Ellis LLP, counsel to the Loan Parties, and (ii) customary written legal opinions from each local counsel to the Loan Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received: (i) a copy of each Organization Document of the Borrower and the Guarantors, and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party as of the Fourth Amendment Effective Date; (iii) resolutions of the board of directors or similar governing body of the Borrower and the Guarantors approving and authorizing the execution, delivery and performance of this Amendment, certified as of the Fourth Amendment Effective Date by such Loan Party as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of the Borrower and the Guarantors’ jurisdiction of incorporation, organization or formation dated a recent date prior to the Fourth Amendment Effective Date.

(f) The representations and warranties set forth in Article 5 of the Credit Agreement and in each other Loan Document (including this Amendment) shall be true and correct in all material respects on and as of the Fourth Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, that any such representation and warranty that is qualified by “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to such qualification therein) on and as of the Fourth Amendment Effective Date with the same effect as though made on and as of such date or such earlier date, as applicable.

(g) No Default shall exist or would result from the extension of the Tranche B-1 Term Loans or from the application of the proceeds therefrom.

(h) The Administrative Agent shall have received for the account of each Tranche B-1 Term Lender, an upfront fee in an amount equal to 1.00% of the aggregate principal amount of the Tranche B-1 Term Loans of such Tranche B-1 Term Lender on the Fourth Amendment Effective Date.

(i) The Administrative Agent shall have received from the Borrower, in accordance with Section 2.03 of the Credit Agreement, a Request for Credit Extension with respect to the Tranche B-1 Term Loans.

(j) The Administrative Agent shall have received from the Borrower, in accordance with Section 2.12 of the Credit Agreement, a notice of prepayment with respect to the prepayment of all outstanding Initial Term Loans on the Fourth Amendment Effective Date.

(k) The Administrative Agent shall have received from the chief financial officer of the Borrower a solvency certificate, dated as of the Fourth Amendment Effective Date, in substantially the form of Exhibit H to the Credit Agreement (but with any reference to “Transactions” referring to the transactions contemplated hereby).

ARTICLE V. Representations and Warranties of the Borrower. Each of the Borrower and each of the Guarantors party hereto hereby represents and warrants as follows as of the Fourth Amendment Effective Date:

(a) This Amendment has been duly authorized, executed and delivered by the Borrower and each Guarantor and this Amendment and the Amended Credit Agreement constitute legal, valid and binding obligations of the Borrower and the Guarantors and are enforceable against the Borrower and the Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) As of the date hereof, (i) no Default has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Guarantors set forth in the Amended Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c) Immediately after giving effect to the consummation of the transactions contemplated hereby, including the making of the Tranche B-1 Term Loans under this Amendment, and immediately after giving effect to the application of the proceeds of such Tranche B-1 Term Loans, on the Fourth Amendment Effective Date (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis (on a going concern basis), exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this paragraph, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability in the ordinary course of business.

ARTICLE VI. Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Amended Credit Agreement. This Amendment is a Refinancing Amendment and shall constitute a Loan Document.

(b) Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) Except as otherwise set forth in this Amendment, the Tranche B-1 Term Loans and credit extensions thereunder shall have the same terms as those applicable to the Initial Term Loans and credit extensions thereunder under the Amended Credit Agreement.

(d) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

(e) For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Amendment, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Amended Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

ARTICLE VII. Acknowledgements. By executing this Amendment, each of the Loan Parties (a) consents to this Amendment and the performance by the Borrower and each of the other Loan Parties of their obligations hereunder, (b) acknowledges that notwithstanding the execution and delivery of this Amendment, the obligations of each of the Loan Parties under each of the Collateral Documents and each of the other Loan Documents to which such Loan Party is a party, are not impaired or affected and each such Collateral Document and each such other Loan Document continues in full force and effect, and (c) affirms and ratifies, to the extent it is a party thereto, each Collateral Document and each other Loan Document with respect to all of the Obligations as expanded or amended hereby.

ARTICLE VIII. Mortgage Covenant. Notwithstanding anything to the contrary in the Loan Documents, the Borrower, Administrative Agent and Required Lenders agree that, not later than the date that is 90 days after the Fourth Amendment Effective Date (or such longer period of time as the Administrative Agent, in its reasonable discretion, may agree in writing), the Borrower shall (i) execute and deliver to the Collateral Agent, or caused to be executed and delivered to the Collateral Agent, (a) amendments to, or amendments and restatements of the existing Mortgages, or a new Mortgage, in form reasonably acceptable to the Administrative Agent (and with respect to any property that becomes a Mortgaged Property as a result of this Amendment, a new Mortgage in form reasonably acceptable to the Administrative Agent) and (b) all such other documents, instruments, agreements and certificates that the Administrative Agent shall reasonably request to secure the Obligations under the Amended Credit Agreement and to grant, preserve, protect, confirm, continue and maintain in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable first-priority security interest (subject only to Liens permitted under Section 7.01 of the Amended Credit Agreement and as such enforceability may be limited by Debtor Relief Laws and by general principles of equity) in the real property and improvements thereto with respect to each of the Mortgaged Properties in each case to the extent consistent with the documents, instruments, agreements and certificates delivered in connection with the Closing Date, and (ii) deliver to the Collateral Agent, with respect to each Mortgaged Property, a policy of title insurance reasonably acceptable to the Administrative Agent (with such endorsements and co-insurance as the Administrative Agent shall reasonably require), opinions of local counsel in form and substance reasonably acceptable to Administrative Agent with respect to the enforceability of the Mortgages, and such surveys as the Administrative Agent shall reasonably require (provided no survey or survey update shall be required where the applicable property owner may furnish to the title company issuing the aforementioned title insurance policies such affidavits as such title insurance company will require to provide or continue coverage for matters that an accurate survey would show and policy endorsements related thereto). To the extent that the Collateral Agent shall accept an amendment or amendment and restatement of an existing Mortgage with respect to a Mortgaged

Property hereunder, then, in lieu of a new title policy, the Borrower may satisfy the requirement for title insurance insuring the lien of such Mortgage with delivery of a date down and modification endorsement to the existing title insurance policy in favor of the Collateral Agent in form reasonably acceptable to the Administrative Agent and insuring the Collateral Agent’s first-priority lien with respect to such Mortgaged Property. Additionally, Borrower shall deliver prior to the Fourth Amendment Effective Date a flood hazard determination on the form approved by the Federal Emergency Management Agency (“FEMA”) with respect to each Mortgaged Property, and, with respect to any Mortgaged Property this is located in a special flood hazard area (as determined by reference to the flood hazard maps maintained or produced by FEMA), a signed copy of such form together with evidence of flood insurance as required under the Amended Credit Agreement.

ARTICLE IX. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

ARTICLE X. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

ARTICLE XI. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

YRC WORLDWIDE INC.

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President and Treasurer

EXPRESS LANE SERVICE, INC.

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

NEW PENN MOTOR EXPRESS LLC (F/K/A NEW PENN MOTOR EXPRESS INC.)

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

ROADWAY EXPRESS INTERNATIONAL, INC.

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

ROADWAY LLC

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

ROADWAY NEXT DAY CORPORATION

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

ROADWAY REVERSE LOGISTICS, INC.

By:	/s/ Terry Gerrond
Name:	Terry Gerrond
Title:	Vice President, Tax

Signature Page to Amendment No. 4

YRC Worldwide Inc.

Credit Agreement dated as of February 13, 2014

USF BESTWAY INC.

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

USF DUGAN INC.

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

USF GLEN MOORE INC.

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

USF HOLLAND LLC (F/K/A USF HOLLAND INC.)

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

USF REDSTAR LLC

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

USF REDDAWAY INC.

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

Signature Page to Amendment No. 4

YRC Worldwide Inc.

Credit Agreement dated as of February 13, 2014

YRC ASSOCIATION SOLUTIONS, INC.

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

YRC INC.

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

YRC INTERNATIONAL INVESTMENTS, INC.

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

YRC LOGISTICS SERVICES, INC.

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

YRC MORTGAGES, LLC

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

YRC ENTERPRISE SERVICES, INC.

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

YRC REGIONAL TRANSPORTATION, INC.

By:	/s/ Mark D. Boehmer
Name:	Mark D. Boehmer
Title:	Vice President

Signature Page to Amendment No. 4

YRC Worldwide Inc.

Credit Agreement dated as of February 13, 2014

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and as Tranche B-1 Term Lender

By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Authorized Signatory

By:	/s/ Whitney Gaston
Name:	Whitney Gaston
Title:	Authorized Signatory

Signature Page to Amendment No. 4

YRC Worldwide Inc.

Credit Agreement dated as of February 13, 2014

Schedule I

Tranche B-1 Term Lender

Tranche B-1 Term Lender	Tranche B-1 Term Lender Commitment Amount
Credit Suisse AG, Cayman Islands Branch	$600,000,000
TOTAL	$600,000,000